Exhibit 99

Investor Relations Contact:	Media Contact:
Jennifer Larson	Jessica Paar
(617) 368-5152	(617) 368-5060

BOSTON BEER REPORTS

FOURTH QUARTER 2016 RESULTS

BOSTON, MA (2/22/17) – The Boston Beer Company, Inc. (NYSE: SAM) reported fourth quarter 2016 net revenue of $219.4 million for the 14-week fiscal period ended December 31, 2016, an increase of $4.2 million or 2% from the 13-week fourth quarter 2015 fiscal period, mainly due to an increase in shipments of 2%. Net income for the fourth quarter was $22.2 million, or $1.75 per diluted share, an increase of $6.1 million or $0.54 per diluted share from the fourth quarter of 2015. This increase was primarily due to the increase in net revenue and decreases in operating expenses that were only partially offset by decreased gross margin.

Earnings per diluted share for the 53-week fiscal period ended December 31, 2016 were $6.79, a decrease of $0.46, or 6%, from the comparable 52-week fiscal period in 2015. Net revenue for the 53-week period ended December 31, 2016 was $906.4 million, a decrease of $53.5 million, or 6%, from the comparable 52-week period in 2015.

Highlights of this release include:

•	Depletions decreased 1% for the fourth quarter and 5% for the full year.

•	Gross margin for the fourth quarter was 49.1% and for the full year 2016 was 50.7%, a decrease of 1.5 percentage points compared to the respective 2015 periods.

•	Advertising, promotional and selling expenses in the fourth quarter decreased $5.9 million or 9% compared to the fourth quarter of 2015 and decreased $29.4 million or 11% for the full year, primarily due to lower freight to distributors and lower media and point-of sale spending.

•	Year-to-date 2017 depletions through the six weeks ended February 11, 2017 are estimated by the Company to have decreased approximately 15% from the comparable weeks in 2016.

•	Full-year 2017 depletion and shipment change is now estimated between minus 7% and plus 1%, a decrease in the range from the previously communicated estimate of a change between minus low single digits and plus low single digits.

•	Based on current spending and investment plans, full year 2017 earnings per diluted share are estimated to be between $4.20 and $6.20, excluding the impact of the new Accounting Standard “Employee Share-Based Payment Accounting” (“ASU 2016-09”) which is effective for the company on January 1, 2017.

Jim Koch, Chairman and Founder of the Company, commented, “We are disappointed with our depletion trends in 2016, which have remained weak so far in 2017. These trends are affected by the general softening of the craft beer category and cider category and a more challenging retail environment with a lot of new options for our drinkers. New craft brewers continue to enter the market and existing craft brewers are expanding their distribution and tap rooms, with the result that drinkers are seeing more choices, including a wave of new beers in all markets. We were particularly disappointed with the performance of the first of our new spring seasonal beers, Samuel Adams Hopscape. We are introducing later this month our second spring seasonal, Samuel Adams Fresh as Helles, a bright Helles lager with orange blossom and also releasing a refreshed Samuel Adams Rebel IPA, featuring a new packaging design and a new recipe with experimental hops that create a more tropical and piney IPA. We are also executing the national rollout of Rebel Juiced IPA in bottles and cans in the first quarter of 2017 to complement the national draft release in the fourth quarter of 2016. We believe that the history, authenticity and quality of the Samuel Adams brand, our unique beers, and our ability and willingness to continue to invest behind our brand position us well for future growth and we are committed to improving our current trends.”

Mr. Koch went on to say, “As previously announced, Martin Roper, President and Chief Executive Officer, plans to retire in 2018 after leading the Company for more than 17 years. The Board of Directors has created a search committee and retained Korn Ferry to assist in identifying and evaluating the best candidates to succeed Martin as CEO. Martin will remain fully engaged and committed to leading the business as CEO until a successor is found and a seamless transition is completed. We are appreciative that his continued commitment to Boston Beer affords us the time to conduct a comprehensive search for his successor, while continuing to make progress against our 2017 business objectives.”

Martin Roper, the Company’s President and CEO stated, “Fourth quarter depletions trends were driven by a decline in Samuel Adams, largely due to increased competition in the craft beer category, and by declines in Angry Orchard, mainly due to general weakness in the cider category. Partially offsetting these declines were the growth of Twisted Tea, which continues to grow distribution and pull, and the impact of the launch of Truly Spiked & Sparkling, which established itself as a leader in the emerging segment of hard sparkling water. During the quarter we also saw some early benefits of our cost savings initiatives. Thus far in 2017, we are seeing particular weakness in our Samuel Adams seasonal depletion trends due to the slow pull of our new seasonal beer, Samuel Adams Hopscape, which we believe is primarily due to executional misses, with the additional impact of the greater number of new options available to our drinkers at retail and general weakness in the seasonal sub-category. We are taking our learnings from Hopscape and applying them to our planned seasonal transitions to Fresh as Helles and then to Summer Ale in the second quarter. We like our new Samuel Adams packaging and our media advertising message, ‘Pursue Better’ and our plans for the summer. Angry Orchard and cider trends year to date are similar to the declines we saw in 2016. We are prioritizing returning the cider category and Angry Orchard to growth with a new media campaign and the first quarter national launch of Angry Orchard Easy Apple, an unfiltered refreshing hard cider that was well received in limited test markets last fall.”

Mr. Roper continued, “Our number one priority in 2017 is returning both Samuel Adams and Angry Orchard to growth through continued packaging, innovation, promotion and brand communication initiatives. Our brand and sales teams are conducting a comprehensive review of our core brand strategies and activation plans to ensure that all our investments are effective and efficient in building long-term brand equities. We will continue testing strategies and validating effectiveness, so that we can focus our investment on activities that turn around our trends. Our second priority is a focus on cost savings and efficiency projects to fund the investments needed to grow our brands. We have adjusted our organization to the new volume environment, including resizing short-term brewery capacity, and have implemented changes to our spending policies and behaviors. We are working to simplify and optimize our processes, and to improve ingredient and material yields across all our brands. Based on these efforts, we are maintaining our previously stated goal of increasing our gross margins by about one percentage point per year over the next three years, ignoring mix or volume impacts, while preserving our quality and improving our service levels. Our third priority is long-term innovation, where our current focus is ensuring that Truly Spiked & Sparkling maintains its leadership position in its segment and reaches its full potential.”

Mr. Roper went on to say, “Over the last 12 months we have rebuilt our Leadership team and realigned the organization. We have reoriented our brand and sales teams to better align with our opportunities and to provide brand leadership, and have improved our digital marketing and experiential promotion capabilities to support all our brands. I am very excited by the team’s progress on insights into our challenges and the urgency with which they have developed potential solutions and significant cost improvements to fund our planned investments. We believe we have strong brands in attractive categories and that the best long-term value creation is continued investment to return our brands to growth. With that perspective, we intend to maintain our planned brand investment levels, even as we have adjusted our volume guidance down to reflect the volume declines we have seen thus far in 2017. Our larger than usual guidance ranges reflect the uncertain volume outlook. Projecting full year depletions volumes and profitability will remain very difficult until we have better visibility into the success of our key initiatives after the second quarter. We are optimistic for future craft beer and cider category growth and we are taking steps to ensure that we are well positioned to benefit from that growth. We are committed to investing in reaction to the opportunity that we see with all our brands and remain prepared to forsake short-term earnings, as we invest to return to long-term profitable growth.”

4th Quarter 2016 Summary of Results

Depletions decreased by 1% for the fourth quarter of 2016, reflecting decreases in our Samuel Adams, Angry Orchard, Coney Island and Traveler brands that were only partially offset by increases in our Twisted Tea and Truly Spiked & Sparkling brands. The 2016 fiscal fourth quarter included 14 weeks compared to the 2015 fiscal fourth quarter, which included only 13 weeks.

Shipment volume was approximately 974 thousand barrels, a 2% increase over the fourth quarter of 2015.

The Company believes distributor inventory as of December 31, 2016 was at an appropriate level. Inventory as of December 31, 2016 at distributors participating in the Freshest Beer Program decreased in terms of days of inventory on hand when compared to December 26, 2015. The Company has approximately 77% of its volume on the Freshest Beer Program.

Gross margin of 49.1% decreased from 50.6% in the fourth quarter of 2015, primarily due to package and product mix effects and increased returns which were partially offset by price increases and cost saving initiatives in the Company breweries.

Advertising, promotional and selling expenses decreased $5.9 million compared to the fourth quarter of 2015, primarily due to decreases in point-of-sale costs, lower freight rates to distributors, and lower media advertising costs, supported by our initiatives to reduce inefficient and ineffective spend.

General and administrative expenses decreased by $2.9 million from the fourth quarter of 2015, primarily due to a favorable impact of $3.6 million in stock compensation related to the planned retirement of the Company’s Chief Executive Officer in 2018 partially offset by increases in salary and benefits costs.

The Company’s effective tax rate for the fourth quarter decreased to 34.9% from 37.9% in the fourth quarter of 2015. The higher 2015 rate was primarily due to the unfavorable tax rate impact of bonus depreciation, which was enacted during the fourth quarter of 2015.

Full Year 2016 Summary of Results

Depletions decreased by 5% for the full year of 2016, reflecting decreases in our Samuel Adams, Angry Orchard, Traveler and Coney Island brands that were only partially offset by increases in our Twisted Tea and Truly Spiked & Sparkling brands. The 2016 fiscal year included 53 weeks compared to the 2015 fiscal year, which included only 52 weeks.

Shipment volume was approximately 4.0 million barrels, a 6% decrease compared to fiscal 2015.

Gross margin of 50.7% decreased from 52.3% in the prior year, primarily due to package and product mix effects, unfavorable absorption impacts due to lower volumes in our breweries, and increased returns, which were partially offset by price increases and cost saving initiatives in the Company breweries.

Advertising, promotional and selling expenses decreased $29.4 million compared to those incurred in prior year, primarily due to decreases in freight to distributors due to lower volumes and rates, and lower media advertising and point-of-sale spending.

General and administrative expenses increased by $6.5 million compared to those incurred in prior year, primarily due to increases in salary and benefits and facilities costs.

The Company’s effective tax rate decreased slightly to 36.3% from the 36.5% rate in the prior year.

Full year 2016 capital spending totaled $49.9 million, primarily for continued investments in the Company’s breweries to drive efficiencies and cost reductions, support product innovation and further growth.

The Company expects that its cash balance of $91.0 million as of December 31, 2016, along with future operating cash flow and the Company’s unused line of credit of $150.0 million, will be sufficient to fund future cash requirements.

During the fourth quarter and the period from January 1, 2017 through February 17, 2017, the Company repurchased 275,000 shares of its Class A Common Stock for an aggregate purchase price of approximately $45.1 million. As of February 17, 2017 the Company had approximately $154.7 million remaining on the $781.0 million share buyback expenditure limit set by the Board of Directors.

2017 Outlook

The Company currently projects full year 2017 earnings per diluted share to be between $4.20 and $6.20, reflecting the uncertain volume outlook. The Company’s actual 2017 earnings per share could vary significantly from the current projection. The 2017 fiscal year includes 52 weeks compared to the 2016 fiscal year which included 53 weeks. Underlying the Company’s current 2017 projection are the following full-year estimates and targets:

•	Depletions and shipments percentage change of between minus 7% and plus 1%.

•	National price increases of between 1% and 2%.

•	Gross margin of between 51% and 52%. Increasing during the year due to progress on the cost initiatives.

•	Increased investment in advertising, promotional and selling expenses of between $20 million and $30 million. This does not include any changes in freight costs for the shipment of products to the Company’s distributors.

•	Effective tax rate of approximately 37%, excluding the impact of the new Accounting Standard ASU 2016-09, which is effective for the company on January 1, 2017. The Company is not currently planning to provide forward guidance on the impact that ASU 2016-09 will have on the Company’s 2017 financial statements and full-year effective tax rate as this will mainly depend upon unpredictable future events, including the timing and value realized upon exercise of stock options versus the fair value when those options were granted.

•	Estimated capital spending of between $40 million and $60 million, most of which relates to continued investments in the Company’s breweries.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 and today brews more than 60 styles of Samuel Adams beer. Our portfolio of brands also includes Angry Orchard Hard Cider, Twisted Tea, Truly Spiked & Sparkling, as well as several other craft beer brands brewed by A&S Brewing, our craft beer incubator. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 31, 2016 and December 26, 2015. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Wednesday, February 22, 2017

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	(unaudited)
	December 31, 2016 (14 weeks)	December 26, 2015 (13 weeks)	December 31, 2016 (53 weeks)	December 26, 2015 (52 weeks)
Barrels sold	974	958	4,019	4,256

Revenue	$234,535	$229,847	$968,994	$1,024,040
Less excise taxes	15,165	14,714	62,548	64,106

Net revenue	219,370	215,133	906,446	959,934
Cost of goods sold	111,714	106,366	446,776	458,317

Gross profit	107,656	108,767	459,670	501,617
Operating expenses:
Advertising, promotional and selling expenses	57,895	63,806	244,213	273,629
General and administrative expenses	15,708	18,583	78,033	71,556
Impairment (gain on sale) of assets, net	(272)	40	(235)	258

Total operating expenses	73,331	82,429	322,011	345,443

Operating income	34,325	26,338	137,659	156,174
Other income (expense), net:
Interest income	103	48	168	56
Other expense, net	(112)	(422)	(706)	(1,220)

Total other income (expense), net	(9)	(374)	(538)	(1,164)

Income before provision for income tax	34,316	25,964	137,121	155,010
Provision for income taxes	12,150	9,849	49,772	56,596

Net income	$22,166	$16,115	$87,349	$98,414

Net income per common share – basic	$1.77	$1.25	$6.93	$7.46

Net income per common share – diluted	$1.75	$1.21	$6.79	$7.25

Weighted-average number of common shares – Class A basic	9,184	9,477	9,189	9,619

Weighted-average number of common shares – Class B basic	3,280	3,400	3,344	3,504

Weighted-average number of common shares – diluted	12,638	13,275	12,796	13,520

Net income	$22,166	$16,115	$87,349	$98,414

Other comprehensive income (loss), net of tax:
Currency translation adjustment	(9)	(9)	(99)	(22)
Defined benefit plans liability adjustment	(53)	204	(53)	204

Total other comprehensive income (loss), net of tax:	(62)	195	(152)	182

Comprehensive income	$22,104	$16,310	$87,197	$98,596

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2016	December 26, 2015
Assets
Current Assets:
Cash and cash equivalents	$91,035	$94,193
Accounts receivable, net of allowance for doubtful accounts of $0 and $244 as of December 31, 2016 and December 26, 2015, respectively	36,694	38,984
Inventories	52,499	56,462
Prepaid expenses and other current assets	8,731	12,053
Income tax receivable	4,928	14,928
Deferred income taxes	7,351	6,983

Total current assets	201,238	223,603
Property, plant and equipment, net	408,411	409,926
Other assets	9,965	8,188
Goodwill	3,683	3,683

Total assets	$623,297	$645,400

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$40,585	$42,718
Current portion of debt and capital lease obligations	60	58
Accrued expenses and other current liabilities	60,874	68,384

Total current liabilities	101,519	111,160
Deferred income taxes	64,612	56,001
Debt and capital lease obligations, less current portion	411	471
Other liabilities	10,173	16,547

Total liabilities	176,715	184,179
Commitments and Contingencies
Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 9,170,956 and 9,389,005 shares issued and outstanding as of December 31, 2016 and December 26, 2015, respectively	92	94
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 3,197,355 and 3,367,355 shares issued and outstanding as of December 31, 2016 and December 26, 2015, respectively	32	34
Additional paid-in capital	349,913	290,096
Accumulated other comprehensive loss, net of tax	(1,103)	(951)
Retained earnings	97,648	171,948

Total stockholders’ equity	446,582	461,221

Total liabilities and stockholders’ equity	$623,297	$645,400

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	December 31, 2016 (53 weeks)	December 26, 2015 (52 weeks)
Cash flows provided by operating activities:
Net income	$87,349	$98,414
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49,557	42,885
Impairment of assets	716	258
Loss on disposal of property, plant and equipment	616	515
Gain on sale of property, plant and equipment	(951)	—
Bad debt (recovery) expense	(244)	165
Stock-based compensation expense	6,148	6,665
Excess tax benefit from stock-based compensation arrangements	(12,524)	(15,350)
Deferred income taxes	8,243	6,986
Changes in operating assets and liabilities:
Accounts receivable	2,534	(2,289)
Inventories	445	(5,155)
Prepaid expenses, income tax receivable and other assets	14,936	11,858
Accounts payable	(1,811)	5,985
Accrued expenses and taxes and other current liabilities	5,479	9,014
Other liabilities	(6,304)	8,732

Net cash provided by operating activities	154,189	168,683

Cash flows used in investing activities:
Purchases of property, plant and equipment	(49,913)	(74,187)
Proceeds from sale of property, plant and equipment	3,855	—
Cash paid for intangible assets	—	(100)
Change in restricted cash	40	57

Net cash used in investing activities	(46,018)	(74,230)

Cash flows used in financing activities:
Repurchase of Class A Common Stock	(164,658)	(135,705)
Proceeds from exercise of stock options	40,127	42,339
Cash paid on note payable and capital lease	(58)	(54)
Excess tax benefit from stock-based compensation arrangements	12,524	15,350
Net proceeds from sale of investment shares	736	1,408

Net cash used in financing activities	(111,329)	(76,662)

Change in cash and cash equivalents	(3,158)	17,791
Cash and cash equivalents at beginning of year	94,193	76,402

Cash and cash equivalents at end of period	$91,035	$94,193

Supplemental disclosure of cash flow information:
Income taxes paid	$30,978	$45,078

Income taxes refunded	$12,064	$17,252

(Decrease) Increase in accounts payable for repurchase of Class A Common Stock	$(3,000)	$3,000

Increase (Decrease) in accounts payable for purchase of property, plant and equipment	$2,678	$(1,843)

Copies of The Boston Beer Company’s press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com